Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE, dated as of December 9, 2004 (this “Second Supplemental Indenture”), among UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership (the “Company”), UCDP FINANCE, INC., a Florida corporation (“Finance” and, together with the Company, the “Issuers”), UNIVERSAL CITY TRAVEL PARTNERS, a Florida general partnership (the “Guarantor”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

WHEREAS each of the Issuers and the Trustee have entered into an Indenture dated as of March 28, 2003 relating to the 11¾% Senior Notes due 2010 of the Issuers (as amended by the First Supplemental Indenture dated as of June 12, 2003 among the Issuers and the Trustee, the “Indenture”);

WHEREAS the Guarantor is guaranteeing indebtedness of the Company pursuant to the Subsidiary Guaranty Agreement dated as of the date hereof among the Company, the Guarantor and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), relating to the Amended and Restated Credit Agreement dated as of the date hereof among the Company, the lenders party thereto and the Administrative Agent;

WHEREAS, pursuant to Section 4.16 of the Indenture, the Guarantor is required to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally and irrevocably guarantee payment of the Notes on the terms set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.             The Guarantor hereby unconditionally and irrevocably guarantees the Issuers’ obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

2.             Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3.             All capitalized terms not defined herein have the meanings assigned to them in the Indenture, and this Second Supplemental Indenture shall be governed by the rules of construction set forth in Section 1.04 of the Indenture.

4.             This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

5.             The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

6.             The execution, delivery and performance of this Second Supplemental Indenture have been duly authorized by all necessary action on the part of each of the Issuers, and this Second Supplemental Indenture represents the valid and binding obligation of each of the Issuers, enforceable against the Issuers in accordance with its terms.

7.             In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail.

8.             The recitals contained herein shall be taken as the statements of the Issuers and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have each caused this Second Supplemental Indenture to be fully executed as of the date first above written.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership

By:	/s/ Michael Short
	Name:	Michael Short
	Title:	Authorized Agent

UCDP FINANCE, INC., a Florida corporation

By:	/s/ Michael Short
	Name:	Michael Short
	Title:	Authorized Agent

UNIVERSAL CITY TRAVEL PARTNERS, a Florida general partnership, as Guarantor

By:	/s/ Michael J Short
	Name:	Michael J Short
	Title:	Authorized Agent

THE BANK OF NEW YORK, a New York banking corporation

By:	/s/ Derek Kettel
Name: Derek Kettel
Title: Agent